As filed with the Securities and Exchange Commission on March 12, 2015

Registration No. 333-122905

Registration No. 333-152027

Registration No. 333-160344

Registration No. 333-167678

Registration No. 333-175271

Registration No. 333-182438

Registration No. 333-189602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-122905

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-152027

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160344

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-167678

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-175271

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182438

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189602

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0006224
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

55 Water Street
New York, New York	10041
(Address of Principal Executive Offices)	(Zip Code)

GFI Group Inc. 2000 Stock Option Plan

GFI Group Inc. 2002 Stock Option Plan

GFI Group Inc. 2004 Equity Incentive Plan

GFI Group Inc. 2008 Equity Incentive Plan

(Full title of the plans)

Christopher D’Antuono

General Counsel

GFI Group Inc.

55 Water Street

New York, New York 10041

Telephone:  (212) 968-4100

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David K. Lam, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone:  (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment to Form S-8 relates to the following Registration Statements of GFI Group Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-122905, filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2005, registering the offer and sale of (i) 1,248,191 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant issuable pursuant to the 2002 Stock Option Plan, (ii) 1,456,230 shares of Common Stock issuable pursuant to the 2000 Stock Option Plan, and (iii) 3,000,000 shares of Common Stock issuable pursuant to the 2004 Equity Incentive Plan, and in each case such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-152027, filed with the Commission on June 30, 2008, registering the offer and sale of (i) 8,250,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan, and (ii) 4,038,338 shares of Common Stock issuable pursuant to the 2004 Equity Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-160344, filed with the Commission on June 30, 2009 (amending Registration Statement No. 333-152027, filed with the Commission on June 30, 2008) registering the offer and sale of 6,650,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-167678, filed with the Commission on June 22, 2010 (amending Registration Statement No. 333-152027, filed with the Commission on June 30, 2008, as amended by Registration Statement No. 333-160344, filed with the Commission on June 30, 2009), registering the offer and sale of 7,000,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-175271, filed with the Commission on June 30, 2011, registering the offer and sale of 8,500,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-182438, filed with the Commission on June 29, 2012, registering the offer and sale of 7,000,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions; and

•                  Registration Statement No. 333-189602, filed with the Commission on June 26, 2013, registering the offer and sale of 800,000 shares of Common Stock issuable pursuant to the 2008 Equity Incentive Plan, and such additional shares of Common Stock as may be issuable pursuant to the 2008 Equity Incentive Plan as a result of future stock splits, stock dividends or similar transactions.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities registered under the Registration Statements that remain unsold. On February 19, 2015, the Registrant entered into a Tender Offer Agreement, by and among the Registrant, BGC Partners, Inc., a Delaware corporation (“BGCP”), and BGC Partners, L.P., a Delaware limited partnership and a subsidiary of BGCP (the “Purchaser”), pursuant to which BGCP and Purchaser, among other things, amended an existing cash tender offer to purchase all of the outstanding shares of Common Stock (the “Offer”).

On February 26, 2015, BGCP and Purchaser consummated the Offer and accepted for payment approximately 54.3 million shares of Common Stock.  Including the shares of Common Stock already owned by BGCP, BGCP and Purchaser collectively owned approximately 56% of the outstanding shares of Common Stock as of February 26, 2015.

In light of the foregoing, the Registrant has determined to terminate the Offerings under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 12, 2015.

GFI GROUP INC.

By:	/s/ Christopher D’Antuono
	Name:	Christopher D’Antuono
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.